Exhibit 4.06

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (iv) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTION 9 OF THIS WARRANT.

CHEGG. INC.

WARRANT TO PURCHASE PREFERRED STOCK

For value received and subject to the provisions set forth in this warrant (this “Warrant”), TRIPLEPOINT CAPITAL LLC and its assigns (the “Holder”) are entitled to purchase from CHEGG, INC., a Delaware corporation (the “Company”):

Warrant Coverage:	$787,250 (i.e., 7.8725% of $10,000,000) upon your execution of this Warrant and up to a maximum of $387,750 additional warrant coverage, determined as 3.8775% of any Advance (as defined in the Loan Agreement (as defined below))

Shares of Preferred Stock:	242,231 shares of Series C-2 Preferred Stock on the date hereof and up to an additional 119,308 shares based upon Advances (as defined in the Loan Agreement (as defined below)) (subject to adjustment in accordance with the terms of this Warrant)

Exercise Price:	$3.25 per share (subject to adjustment in accordance with the terms of this Warrant)

Term of Warrant:	The later of (i) 10 years from the Warrant Date and (ii) five years from the date of the Company’s initial public offering.

Warrant Date:	October 13, 2009

Warrant Number	0592-W-02

The number of Shares for which this Warrant is exercisable and the Exercise Price may be adjusted as specified in Section 5.

1. Definitions. As used herein, capitalized terms not otherwise defined herein shall have the meanings set forth in the introductory paragraph of this Warrant or the following meanings:

WARRANT (TriplePoint)

(a) “Applicable Stock” means (i)(A) if the Exercise Price is the Series C-2 Price, then the Company’s presently authorized Series C-2 Preferred Stock, or (B) if the Exercise Price is the Future Round Price, then the series of convertible preferred stock sold in such Qualified Offering, (ii) after the conversion of all of the outstanding shares of such series of preferred stock into Common Stock, either automatically or by vote of the requisite holders thereof, the Company’s Common Stock, and (iii) upon any conversion, exchange, reclassification or change, any security into which the securities described in clauses (i) or (ii) of this definition may be converted, exchanged, reclassified or otherwise changed.

(b) “Common Stock” means the common stock of the Company.

(c) “Exercise Price” means the exercise price per share of Applicable Stock and shall equal the lesser of (i) the Series C-2 Price or (ii) the lowest Future Round Price if the Company completes an equity financing after the Warrant Date and prior to the exercise of any portion of this Warrant.

(d) “Future Round Price” means the price per share of the equity securities sold in any Company Qualified Financing after the Warrant Date.

(e) “Holder” means the initial holder of this Warrant set forth in the first paragraph of this Warrant and any other person or entity which becomes a holder of this Warrant pursuant to the terms of this Warrant.

(f) “Loan Agreement” means that certain Loan and Security Agreement, dated as of the date hereof, entered into by and between the Company and Holder and the other parties signatory thereto, as amended, restated or otherwise modified from time to time.

(g) “Number of Shares” means that number of shares for which this Warrant is exercisable and shall equal the Warrant Coverage divided by the Exercise Price, if such Shares are Preferred Stock, or the Common Stock Equivalent thereof, if such Shares have been converted to Common Stock.

(h) “Qualified Financing” means the sale after the date hereof and prior to the Company’s initial public offering, of a series of convertible preferred stock of the Company to purchasers resulting in gross proceeds to the Company of not less than $2,000,000 (excluding any bridge debt financing except to the extent actually converted to equity in the Company).

(i) “Series C-2 Price” means $3.25 per share.

(j) “Shares” means the shares of Applicable Stock of Company issuable upon exercise of this Warrant.

(k) “Warrant Coverage” initially means $787,250; provided however, that upon any Advance under the Loan Agreement, Warrant Coverage shall be increased by the product of (i) the amount of such Advance times 3.8775%) up to a maximum warrant coverage of $1,175,000.

-2-	WARRANT (TriplePoint)

(l) “Warrant Date” means the date of this Warrant specified in the introductory paragraph of this Warrant.

2. Term; Excerise Upon a Merger Event.

(a) Term. The right to purchase Applicable Stock upon exercise hereof is exercisable at any time and from time to time from the Warrant Date until the later of (i) tenth anniversary of the Warrant Date and (ii) five years from the effective date of the Company’s initial public offering.

(b) Exercise Upon a Merger Event. Notwithstanding Section 5 herein, Holder’s right to purchase the Applicable Stock shall be automatically and fully exercised via the net issuance method described below (without surrender of the Warrant) upon the occurrence of a Merger Event (as such term is defined below), with a person that is not an affiliate, in which the Company common stock is exchanged for one or more of (i) cash or (ii) if the Company is acquired by a publicly traded acquirer and the total per share consideration of the publicly traded Shares (or other publicly traded securities issuable upon exercise of this Warrant) is equal to or greater than three (3) times the aggregate Exercise Price (as adjusted). No less than ten (10) business days prior to any Merger Event, the Company shall provide Holder with written notice of the proposed Merger Event together with a copy of the executed merger agreement, or other definitive documentation (and all schedules and exhibits thereto) and information concerning the Company expected capitalization immediately prior to the Merger Event. Upon consummation of the Merger Event, the Company shall promptly provide the Holder with (a) a copy of any modifications or amendments to the executed merger agreement, (b) any other documents in connection therewith, (c) updated information, if any, concerning Company capitalization immediately prior to the Merger Event, and, (d) upon request by the Holder, any other information reasonably necessary to an informed evaluation of Holder’s rights under this Warrant. In such Merger Event, if the consideration to be received by the Company does not consist of cash or publicly traded stock that is traded on a recognized public exchange or the publicly traded stock is less than three (3) times the aggregate Exercise Price and Holder has not elected to exercise its rights under this Warrant, then the Company may, at Company’s sole discretion, pay Holder a sum equal to three (3) times the Exercise Price for each share exercisable under this Warrant in exchange for the cancellation of this Warrant upon the consummation of the Merger Event.

(c) Fair Market Value. The Parties agree that this Warrant to purchase the Applicable Stock has a fair market value equal to $100 and that $100 of the issue price of the investment will be allocable to the Warrant and the balance shall be allocable to the Loan Agreement for income tax purposes and the original issue discount on the Loan Agreement shall be considered to be zero.

3. Payment and Exercise.

(a) Methods of Exercise. The purchase right represented by this Warrant may be exercised by the Holder, in whole or in part and from time to time, at the election of the Holder, by (a) the surrender of this Warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A duly completed and executed) at the principal office of the

-3-	WARRANT (TriplePoint)

Company and by the payment to the Company, by check, or by wire transfer to an account designated by the Company of an amount equal to the then applicable Exercise Price multiplied by the number of Shares then being purchased (the “Aggregate Purchase Price”); (b) if in connection with a registered public offering of the Company’s securities, the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit B duly completed and executed) at the principal office of the Company together with notice of arrangements reasonably satisfactory to the Company for payment to the Company from the proceeds of the sale of shares to be sold by the Holder in such public offering of the Aggregate Purchase Price; or (c) exercise of the “net issuance” right provided for in Section 3(b) hereof. Following the receipt of a notice of exercise, the Company will promptly execute the acknowledgement of exercise substantially in the form attached hereto as Exhibit C indicating the number of shares which will be available to the Holder for future purchases, if any. The person or persons in whose name(s) any certificate(s) representing Shares of Applicable Stock shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised. In the event of any exercise of the rights represented by this Warrant, certificates for the Shares so purchased shall be delivered to the Holder as soon as possible and in any event within twenty-one (21) days after such exercise and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder as soon as possible and in any event within such thirty-day period; provided, however, that at such time as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, if requested by the Holder, the Company shall cause its transfer agent to deliver the certificate representing Shares issued upon exercise of this Warrant to a broker or other person (as directed by the Holder exercising this Warrant) within the time period required to settle any trade made by the Holder after exercise of this Warrant.

(b) Right to Convert Warrant into Stock: Net Issuance.

(i) Net Issuance Right. In addition to and without limiting the rights of the Holder under the terms of this Warrant, the Holder shall have the right to convert this Warrant or any portion thereof (the “Net Issuance Right”) into shares of Applicable Stock as provided in this Section 3(b) at any time or from time to time during the term of this Warrant. Upon exercise of the Net Issuance Right with respect to a particular number of shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any exercise price or any cash or other consideration) that number of shares of fully paid and nonassessable Applicable Stock as is determined according to the following formula:

X =	A - B
Y

Where:	X =	the number of shares of Applicable Stock that shall be issued to Holder

	Y =	the fair market value of one share of Applicable Stock

-4-	WARRANT (TriplePoint)

A =	the aggregate fair market value of the specified number of Converted Warrant Shares (i.e., the number of Converted Warrant Shares multiplied by the fair market value of one Converted Warrant Share)

B =	the aggregate Exercise Price of the specified number of Converted Warrant Shares immediately prior to the exercise of the Net Issuance Right (i.e., the number of Converted Warrant Shares multiplied by the Exercise Price)

No fractional shares shall be issuable upon exercise of the Net Issuance Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as hereinafter defined). For purposes of Section 11 of this Warrant, shares issued pursuant to the Net Issuance Right shall be treated as if they were issued upon the exercise of this Warrant.

(ii) Exercise of Net Issuance Right. The Net Issuance Right may be exercised by the Holder by the surrender of this Warrant at the principal office of the Company together with a written statement (which may be in the form of Exhibit A or Exhibit B hereto) specifying that the Holder thereby intends to exercise the Net Issuance Right and indicating the number of shares subject to this Warrant which are being surrendered (referred to in Section 3(b)(i) hereof as the Converted Warrant Shares) in exercise of the Net Issuance Right. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”), and, at the election of the Holder, may be made contingent upon the closing of the sale of the Company’s Common Stock to the public in a public offering (a “Public Offering”) pursuant to a Registration Statement under the Securities Act of 1933, amended (the “Act”). Certificates for the shares issuable upon exercise of the Net Issuance Right and, if applicable, a new warrant evidencing the balance of the shares remaining subject to this Warrant, shall be issued as of the Conversion Date and shall be delivered to the Holder within thirty (30) days following the Conversion Date.

(iii) Determination of Fair Market Value. For purposes of this Section 3(b), “fair market value” of a share of Applicable Stock (which shall be Common Stock if the Applicable Stock has been converted into Common Stock) as of a particular date (the “Determination Date”) shall mean:

(1) If the Net Issuance Right is exercised in connection with and contingent upon a Public Offering, and if the Company’s Registration Statement relating to such Public Offering (“Registration Statement’) has been declared effective by the Securities and Exchange Commission, then the initial “price to the public” specified in the final prospectus with respect to such offering.

(2) If the Net Issuance Right is not exercised in connection with and contingent upon a Public Offering, then as follows:

-5-	WARRANT (TriplePoint)

(A) If traded on a securities exchange, then the fair market value shall be the average of the closing prices of the Common Stock on such exchange over the five trading days immediately prior to the Determination Date;

(B) If traded on the Nasdaq Stock Market or other over-the-counter system, then the fair market value shall be the average of the closing bid and ask prices of the Common Stock over the five trading days immediately prior to the Determination Date; and

(C) If there is no public market, then fair market value (the highest price per share which Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold, from authorized but unissued shares) shall be determined in good faith by the Company’s Board of Directors unless the Company shall become subject to a merger, acquisition or other consolidation pursuant to which the Company is not the surviving party, in which case the fair market value of Common Stock shall be deemed to be the value received by the holders of the Common Stock pursuant to such merger or acquisition or other consolidation.

In making a determination under clauses (A) or (B) above, if on the Determination Date, five trading days have not passed since the Company’s initial Public Offering then the fair market value of the Common Stock shall be the average closing prices or closing bid and ask prices, as applicable, for the shorter period beginning on and including the date of the initial Public Offering and ending on the trading day prior to the Determination Date (or if such period includes only one trading day the closing price or closing bid and ask price, as applicable, for such trading day). If closing prices or closing bid and ask prices are no longer reported by a securities exchange or other trading system, the closing price or closing bid and ask price shall be that which is reported by such securities exchange or other trading system at 4:00 p.m. New York City time on the applicable trading day.

(c) Partial Exercise. If Holder elects to exercise part of this Warrant, Company will promptly issue to Holder an amended Warrant stating the remaining number of shares that are available. All other terms and conditions of that amended Warrant shall be identical to those contained in this Warrant.

(d) Exercise Prior to Expiration. To the extent this Warrant is not previously exercised as to all of the Shares subject hereto, and if the fair market value of one share of the Applicable Stock is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 3(b) (even if not surrendered) immediately before its expiration, including but not limited to expiration pursuant to Section 2. For purposes of such automatic exercise, the fair market value of one share of the Applicable Stock upon such expiration shall be determined pursuant to Section 3(b)(iii). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 3(c), the Company agrees to promptly notify the Holder of the number of Shares, if any, the Holder is to receive by reason of such automatic exercise.

4. Stock Fully Paid; Reservation of Shares. All Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms

-6-	WARRANT (TriplePoint)

and conditions herein, be fully paid and nonassessable, and free from all preemptive rights and taxes, liens and charges with respect to the issuance thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Applicable Stock to provide for the exercise of the rights represented by this Warrant and, while the Applicable Stock is convertible preferred stock, a sufficient number of shares of its Common Stock to provide for the conversion of the Applicable Stock into Common Stock. Upon Holder exercise, the Company will issue to Holder certificates for the Shares without charging Holder any tax, or other cost incurred by the Company in connection with such exercise and the related issuance of Shares.

5. Adjustment of Exercise Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Reclassification or Merger. In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or (i) in case of any reorganization or merger of the Company with or into another entity (other than a merger with another entity in which the Company is the acquiring and the surviving entity and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or (ii) in case of any sale of all or substantially all of the assets of the Company, or (iii) if the Company shall sell or convey, or grant an exclusive license with respect to, all or substantially all of the Company’s assets to another person, or (iv) their occurs any transaction or series of related transactions that results in the transfer of 50% or more of the outstanding voting power of the capital stock of the Company (each of the foregoing events (i) through (iv) are referred to as a “Merger Event”), the Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to the Holder a new Warrant (in form and substance satisfactory to the Holder), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the Holder shall have the right to receive upon exercise of this Warrant, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the shares of Applicable Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, or Merger Event by a holder of the number of shares of Applicable Stock then purchasable under this Warrant. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to Holder’s rights and interest after the reclassification, change or Merger Event so that the provisions of this Warrant (including adjustments of the Exercise Price and number of Applicable Stock purchasable) shall be applicable to the greatest extent possible. The provisions of this Section 5(a) shall similarly apply to successive reclassifications, changes, or Merger Events.

(b) Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Applicable Stock, the Exercise Price shall be proportionately decreased and the number of Shares issuable hereunder shall be proportionately increased in the case of a subdivision and

-7-	WARRANT (TriplePoint)

the Exercise Price shall be proportionately increased and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination.

(c) Stock Dividends and Other Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall pay a dividend of stock, cash or property to stockholders, or make any other distribution (except any distribution specifically provided for in the above paragraphs) on the Series C-2 Preferred Stock (or such other equity security then underlying the Warrant), the Company will ensure that Holder will receive the benefit of such dividend or distribution when Holder exercises this Warrant as if Holder had exercised this Warrant when the dividend or distribution was originally made and as if Holder held Series C-2 Preferred Stock (or such other equity security then underlying the Warrant) on the record date fixed for the determination of the dividend or distribution.

(d) Adjustment of Number of Shares. Upon each adjustment in the Exercise Price, the number of Shares of Applicable Stock purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.

(e) Antidilution Rights. The other antidilution rights applicable to the Shares of Applicable Stock purchasable hereunder are set forth in the Company’s Certificate of Incorporation, as amended through the Warrant Date, a true and complete copy of which is attached hereto as Exhibit D (the “Charter”). The Company shall use commercially reasonable efforts to promptly provide the Holder with any restatement, amendment, modification or waiver of the Charter promptly after the same has been made. The Company will also use commercially reasonable efforts to promptly provide Holder with copies of any notices that the Company sends to holders of the Applicable Stock with respect to any issuance of Company stock or other equity security to occur after the Warrant Date (other than issuances of stock or equity securities pursuant to customary employee stock plans). Notwithstanding any term or condition contained in this Warrant or the Loan Agreement to the contrary, the Company’s failure to comply with this paragraph shall not constitute a default unless the Company has not provided the information requested within ten (10) days of such request.

6. Notice of Adjustments. Whenever the Exercise Price or the number of Shares purchasable hereunder shall be adjusted pursuant to Section 5 hereof, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and the number of Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder. In addition, whenever the conversion price or conversion ratio of the Applicable Stock shall be adjusted, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the conversion price or ratio of the Applicable Stock after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder.

-8-	WARRANT (TriplePoint)

7. Fractional Shares. No fractional shares of Applicable Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor based on the fair market value of the Applicable Stock on the date of exercise as reasonably determined in good faith by the Company’s Board of Directors.

8. Representations of Holder. By its acceptance hereof, Holder specifically represents to the Company as follows:

(a) Holder is aware of the Company’s business affairs and financial condition, and has acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire this Warrant. Holder is acquiring this Warrant for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof in violation of the Act.

(b) Holder understands that this Warrant has not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein.

(c) Holder further understands that this Warrant must be held indefinitely unless subsequently registered under the Act and qualified under any applicable state securities laws, or unless exemptions from registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144, promulgated under the Act.

(d) Holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

9. Compliance with Act; Disposition of Warrant or Shares of Applicable Stock.

(a) Compliance with Act . The Holder, by acceptance hereof, agrees that this Warrant, and the shares of Applicable Stock to be issued upon exercise hereof and any Common Stock issued upon conversion thereof are being acquired for investment and that the Holder will not offer, sell or otherwise dispose of this Warrant, or any shares of Applicable Stock to be issued upon exercise hereof or any Common Stock issued upon conversion thereof except under circumstances which will not result in a violation of the Act or any applicable state securities laws. Upon exercise of this Warrant, unless the Shares being acquired are registered under the Act and any applicable state securities laws or an exemption from such registration is available, the Holder shall confirm in writing that the shares of Applicable Stock so purchased (and any shares of Common Stock issued upon conversion thereof) are being acquired for investment and not with a view toward distribution or resale in violation of the Act and shall confirm such other matters related thereto as may be reasonably requested by the Company. This Warrant and all shares of Applicable Stock issued upon exercise of this Warrant (unless registered under the Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL

-9-	WARRANT (TriplePoint)

OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (iv) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTION 9 OF THE WARRANT UNDER WHICH THESE SECURITIES WERE ISSUED, DIRECTLY OR INDIRECTLY.”

Said legend shall be removed by the Company, upon the request of the Holder, at such time as the restrictions on the transfer of the applicable security shall have terminated.

(b) Disposition of Warrant or Shares. With respect to any offer, sale or other disposition of this Warrant or any shares of Applicable Stock acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or shares, the Holder agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of counsel, if requested by the Company, or other evidence, if reasonably satisfactory to the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect) of this Warrant or such shares of Applicable Stock and indicating whether or not under the Act certificates for this Warrant or such shares of Applicable Stock to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Upon receiving such written notice and reasonably satisfactory opinion or other evidence, the Company, as promptly as practicable but no later than fifteen (15) days after receipt of the written notice, shall notify the Holder that the Holder may sell or otherwise dispose of this Warrant or such shares of Applicable Stock, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 9(b) that the opinion of counsel or other evidence is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly with details thereof after such determination has been made. Notwithstanding the foregoing, this Warrant or such shares of Applicable Stock may, as to such federal laws, be offered, sold or otherwise disposed of in accordance with Rule 144 or 144A under the Act, provided that the Company shall have been furnished with such information as the Company may reasonably request to provide a reasonable assurance that the provisions of Rule 144 or 144A have been satisfied. Each certificate representing this Warrant or the shares of Applicable Stock thus transferred (except a transfer pursuant to Rule 144 or 144A) shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for the Holder, such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

(c) Applicability of Restrictions. Neither any restrictions of any legend described in this Warrant nor the requirements of Section 9(b) above shall apply to any transfer of, or grant of a security interest in, this Warrant (or the Applicable Stock or Common Stock obtainable upon exercise thereof) or any part hereof (i) to a partner of the Holder if the Holder is a partnership or to a member of or other holder of an interest in the Holder if the Holder is a limited liability company, (ii) to a partnership of which the Holder is a partner or to a limited liability company of which the Holder is a member or other holder of an interest, or (iii) to any affiliate of the Holder if the Holder is a corporation; provided, however, in any such transfer, if

-10-	WARRANT (TriplePoint)

applicable, the transferee shall on the Company’s request agree in writing to be bound by the terms of this Warrant as if an original holder hereof.

10. Rights as Stockholders; Information. No Holder, as a holder of this Warrant, shall be entitled to vote or receive dividends or be deemed the holder of Applicable Stock or any other securities of the Company which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein. Notwithstanding the foregoing, the Company will transmit to the Holder such information, documents and reports as are generally distributed to the holders of any class or series of the securities of the Company concurrently with the distribution thereof to the stockholders.

11. Registration Rights. The Company grants registration rights to the Holder for any Applicable Stock of the Company (after its conversion to Common Stock) obtained upon exercise of this Warrant, comparable to the registration rights granted to the investors in that certain Amended and Restated Investors’ Rights Agreement, dated as of December 9, 2008, as the same may be amended from time to time (the “Investor Rights Agreement”), with the following exceptions and clarifications:

(1) The Holder will not have the right to demand registration (other than a registration on Form S-3 or any successor form), but can otherwise participate in any registration demanded by others.

(2) The Holder will be subject to the same provisions regarding indemnification and market stand-off agreements as contained in the Investor Rights Agreement.

(3) The registration rights are freely assignable by the Holder in connection with a permitted transfer of this Warrant or the Shares.

12. Notice Rights. Unless otherwise set forth below, the Company agrees to give Holder at least twenty (20) days prior written notice (or such shorter period of prior notice as the Company shall provide to the other holders of the Series C-2 Preferred Stock or Common Stock consistent with the Company’s Charter) of the events set forth below. All notices in this Section must set forth details of the event, how the event adjusts either the Shares or the Exercise Price and the method used for such adjustment.

(a) Acquisition Transactions. The Company shall provide the Holder with the terms and conditions of any Merger Event.

(b) Dividends and Repurchases. The Company shall provide the Holder with at least ten (10) days notice prior to the record date of any dividend or distribution with respect to or offer to repurchase the Applicable Stock.

(c) Initial Public Offering. If the Company has an initial public offering.

-11-	WARRANT (TriplePoint)

(d) Rights Offering. If the Company offers additional stock or other rights to the existing stockholders for subscription pro-rata.

(e) Liquidation. The Company shall provide the Holder with at least ten (10) days notice prior to any voluntary or involuntary dissolutions, liquidation or winding-up of the Company.

13. Representations and Warranties. The Company represents and warrants to the Holder as follows:

(a) The Company’s execution and delivery of this Warrant and the performance of the Company’s obligations hereunder, including the issuance to Holder of the right to acquire the Shares, have been duly authorized by all necessary corporate action on the Company’s part and this Warrant constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies.

(b) The Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free from preemptive rights.

(c) The rights, preferences, privileges and restrictions granted to or imposed upon the Applicable Stock and the holders thereof are as set forth in the Charter, and on the Warrant Date, each share of the Applicable Stock represented by this Warrant is convertible into one share of Common Stock.

(d) The shares of Common Stock issuable upon conversion of the Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms of the Charter will be validly issued, fully paid and nonassessable.

(e) The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Charter or by-laws, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any Federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.

(f) There are no actions, suits, audits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company in any court or before any governmental commission, board or authority which, if adversely determined, could have a material adverse effect on the ability of the Company to perform its obligations under this Warrant.

-12-	WARRANT (TriplePoint)

(g) All outstanding shares of Common Stock and preferred stock were issued in full compliance with all Federal and state securities laws. In addition as of the Warrant Date:

(i) The Company’s authorized capital consists of (A) 70,000,000 shares of Common Stock, of which 10,550,605 shares of Common Stock are issued and outstanding, and (B) 45,304,918 shares of preferred stock, of which 43,542,403 shares are issued and outstanding.

(ii) The number of shares of Common Stock of the Company outstanding on the date hereof, on a fully diluted basis (assuming the conversion of all outstanding convertible securities and the exercise of all outstanding options and warrants), does not exceed 67,646,622 shares.

(iii) The Company has reserved 13,078,694 shares of Common Stock for issuance under the Company’s Stock Incentive Plan, under which 8,749,302 options have been granted and are outstanding. Except as otherwise provided in this Warrant and as noted above, there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of Company capital stock or other Company securities.

(h) Except as set forth in the Company Investor’s Rights Agreement, a true, correct and complete copy of which has been delivered to Holder prior to the issuance of this Warrant, Company stockholders do not have preemptive rights to purchase new issuances of Company capital stock.

(i) Except as set forth in this Warrant and the Investors’ Rights’ Agreement, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the 1933 Act any of the Company’s presently outstanding securities or any Company securities which may hereafter be issued.

(j) Subject to the accuracy of Holder’s representations in the Warrant Purchase Agreement dated as of the date hereof, the issuance of the Shares upon exercise of this Warrant will constitute a transaction exempt from (i) the registration requirements of Section 5 of the 1933 Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(k) The Holder may sell the Shares issuable hereunder in compliance with Rule 144 promulgated by the Securities and Exchange Commission. Within ten (10) days of Holder’s request, the Company agrees to furnish Holder a written statement confirming Holder’s compliance with the filing requirements of the Securities and Exchange Commission as set forth in such Rule 144, as may be amended.

14. Information Rights.

(a) Financial Information. The Company shall provide to the Holder the financial statements specified in this Section 14 prepared in accordance with generally accepted accounting principles, consistently applied (except, in the case of unaudited financial statements, for the absence of footnotes and normal year-end adjustments); provided, however, that after the

-13-	WARRANT (TriplePoint)

effective date of the initial registration statement covering a public offering to the Company’s securities, the Company shall only be required to deliver those financial statements required to be filed by the Securities and Exchange commission, to be provided as soon as practicable and no less frequently than quarterly. As soon as practicable (and in any event within 45 days after the end of each fiscal quarter, an unaudited balance sheet as of the end of such fiscal quarter and unaudited statements of income or loss, retained earnings or deficit, cash flows and capital structure of the Company for such quarter, certified by the Company’s Chief Executive Officer or Chief Financial Officer to fairly present in all material respects the data reflected therein. As soon as practicable (and in any event within 180 days after the end of each fiscal year, audited balance sheets as of the end of such year (consolidated if applicable) and related statements of income or loss, retained earnings or deficit, cash flows and capital structure of the Company for such year, setting forth in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an audit report and unqualified opinion of the independent certified public accountants of recognized national or regional standing selected by the Company.

(b) Equity Financing Information. Within fifteen (15) Business Days after the closing of any equity financing, or extension of an existing round of equity financing, occurring after the Warrant Date, in which the Company issues preferred stock or other securities the Company will provide Holder with copies of the fully executed equity financing documents, including without limitation the related stock purchase agreement, investors rights agreement, voting agreement, amended or restated certificates of incorporation, current capitalization table and other related documents. Notwithstanding any term or condition contained in this Warrant or the Loan Agreement to the contrary, the Company’s failure to comply with this paragraph shall not constitute a default unless the Company has not provided the information requested within ten (10) days of Holder’s request.

(c) 409A Material. Promptly upon Holder’s request, after its completion, the Company shall provide Holder with any 409A Valuation Reports or other similar reports prepared for the Company.

(d) Additional Information. The Company shall submit to Holder any other documents and other information that the Holder may reasonably request from time to time and are necessary to implement the provisions and purposes of this Warrant.

15. Deliverables. Upon execution of this Warrant, the Company will provide the Holder with:

(a) executed originals of this Warrant, and all other documents and instruments that Holder may reasonably require;

(b) a Secretary’s certificate of incumbency and authority;

(c) certified copy of resolutions of the Company’s Board of Directors approving this Warrant;

(d) certified copy of Charter and By-Laws as amended through the Warrant Date; and

-14-	WARRANT (TriplePoint)

(e) a current Investor’s Rights Agreement.

16. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

17. Notices. Any notice, request, communication or other document required or permitted to be given or delivered to the Holder or the Company shall be delivered, or shall be sent by certified or registered mail, postage prepaid, or overnight courier or delivered personally to the Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor on the signature page of this Warrant.

18. Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Applicable Stock issuable upon the exercise or conversion of this Warrant shall survive the exercise, conversion and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Holder.

19. Lost Warrants or Stock Certificates. The Company covenants to the Holder that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

20. Descriptive Headings. The descriptive headings of the various Sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

21. Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California without giving effect to that body of law pertaining to conflicts of laws.

22. Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Warrant may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in San Mateo County, State of California; (b) waives any objection as to jurisdiction or venue in San Mateo County, State of California; (c) agrees not to assert any’ defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Warrant. Service of process on any party hereto in any action arising out of or relating to this Warrant shall be effective if given in accordance with the requirements for notice set forth in this Section, and shall be deemed effective and received as set forth therein.

-15-	WARRANT (TriplePoint)

Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

23. Mutual Waiver of Jury Trial; Judicial Reference. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), The parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE PARTIES SPECIFICALLY WAIVES ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST HOLDER OR HOLDER’S ASSIGNEE OR BY HOLDER OR HOLDER’S ASSIGNEE AGAINST THE COMPANY. IN THE EVENT THAT THE FOREGOING JURY TRIAL WAIVER IS NOT ENFORCEABLE, ALL CLAIMS, INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE CALIFORNIA CODE OF CIVIL PROCEDURE (“REFERENCE”). THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTHING IN THIS SECTION SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE LAWFUL SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES. THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS SECTION. THE PARTIES ACKNOWLEDGE THAT THE CLAIMS WILL NOT BE ADJUDICATED BY A JURY. This waiver extends to all such Claims, including Claims that involve Persons other than the Company and Holder; Claims that arise out of or are in any way connected to the relationship between the Company and Holder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Warrant Agreement.

24. Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and conditions of the Company and the Holder contained herein shall survive the Warrant Date, the exercise or conversion of this Warrant (or any part hereof) or the termination or expiration of rights hereunder. All agreements of the Company and the Holder contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.

25. Remedies. In case any one or more of the covenants and agreements contained in this Warrant shall have been breached, the Holder (in the case of a breach by the Company), or the Company (in the case of a breach by the Holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance for any breach of any such covenant or agreement contained in this Warrant where such party will not have an adequate remedy at law and where damages will not be readily ascertainable. Each

-16-	WARRANT (TriplePoint)

party expressly acknowledges and agrees that there is no adequate remedy at law for any breach of this Warrant and that in the event of any breach of this Warrant, the injured party shall be entitled to specific performance of any or all provisions hereof or an injunction prohibiting the other party from continuing to commit any such breach of this Warrant.

26. No Impairment of Rights. The Company will not, by amendment of its Charter or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but will at all times in good faith assist in carrying out of all the provisions of this Warrant and in taking all such action as may be necessary or appropriate to protect the rights of the Holder under this Warrant against impairment. Notwithstanding the foregoing, the Company shall not be deemed to have impaired the rights of the Holder with any amendment of the Company’s Charter or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, if such amendment or transaction affects the rights, privileges, preferences of the securities then issuable upon exercise of this Warrant in a manner that is not different from the effect on the outstanding securities of the Company that are of the same series and class as the Shares.

27. Severability The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect. In the event any one or more of the provisions of this Warrant Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

28. Recovery of Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Warrant, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Warrant, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

29. Entire Agreement; Modification. This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

30. Counterparts. This Warrant Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

31. Electonic/Facsimile Signatures. This Warrant may be executed and delivered by facsimile or electronically in PDF or similar format and upon such delivery the facsimile or

-17-	WARRANT (TriplePoint)

electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

-18-	WARRANT (TriplePoint)

The Company has caused this Warrant to be duly executed and delivered as of the Warrant Date specified above.

CHEGG, INC.

By	/s/ Omer Regev

Title	CFO

Address:	2350 Mission College Blvd. Suite 1400 Santa Clara, CA 95054

-19-	WARRANT (TriplePoint)

EXHIBIT A

NOTICE OF EXERCISE

To:	Chegg, Inc. (the “Company”)

1.	The undersigned hereby:

☐	elects to purchase shares of [Applicable Stock] [Common Stock] of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full, or

☐	elects to exercise its net issuance rights pursuant to Section 3(b) of the attached Warrant with respect to Shares of [Applicable Stock] [Common Stock].

2.	Please issue a certificate or certificates representing shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

3.	The undersigned represents that the aforesaid shares are being acquired for the account of\ the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

[TRIPLEPOINT CAPITAL LLC]

By

Title

(Date)

EXHIBIT B

NOTICE OF EXERCISE

To:	Chegg, Inc. (the “Company”)

1. Contingent upon and effective immediately prior to the closing (the “Closing”) of the Company’s public offering contemplated by the Registration Statement on Form S             , filed             , 200    , the undersigned hereby:

☐ elects to purchase              shares of [Applicable Stock] [Common Stock] of the Company (or such lesser number of shares as may be sold on behalf of the undersigned at the Closing) pursuant to the terms of the attached Warrant, or

☐ elects to exercise its net issuance rights pursuant to Section 3(b) of the attached Warrant with respect to              Shares of [Applicable Stock] [Common Stock].

2. Please deliver to the custodian for the selling stockholders a stock certificate representing such              shares.

3. The undersigned has instructed the custodian for the selling stockholders to deliver to the Company $             or, if less, the net proceeds due the undersigned from the sale of shares in the aforesaid public offering. If such net proceeds are less than the purchase price for such shares, the undersigned agrees to deliver the difference to the Company prior to the Closing.

[TRIPLEPOINT CAPITAL LLC]

By

Title

(Date)

EXHIBIT C

ACKNOWLEDGMENT OF EXERCISE

Chegg, Inc. hereby acknowledges receipt of the “Notice of Exercise” from [                    ] to purchase [            ] shares of the Series [            ] Preferred Stock of [            ], pursuant to the terms of the Warrant, and further acknowledges that [            ] shares remain subject to purchase under the terms of the Warrant.

CHEGG, INC.

By:

Title:

Date: